Exhibit 10.4

WALKER & DUNLOP, INC.

2010 EQUITY INCENTIVE PLAN, AS AMENDED

RESTRICTED STOCK AGREEMENT (DIRECTORS)

AMENDMENT

WHEREAS, Walker & Dunlop, Inc., a Maryland corporation (the “Company”), previously granted restricted shares of the Company’s common stock, par value $0.01 per share (the “Stock”), to certain Grantees under the Company’s 2010 Equity Incentive Plan, as amended (the “Plan”), and pursuant to certain Restricted Stock Agreements (Directors) (the “Agreements”);

WHEREAS, pursuant to the Plan, the Compensation Committee (the “Committee”) of the Company’s Board of Directors may amend the terms of any outstanding award; and

WHEREAS, the Company desires to amend the Agreements to provide that, upon the Company’s declaration and payment of a cash dividend on outstanding Stock, such dividend shall be paid in cash at the same time paid to other stockholders of the Company as of the record date for such dividend and shall not be subject to the conditions and restrictions applicable to the unvested Restricted Stock.

NOW, THEREFORE, the Committee hereby amends the Agreements (the “Amendment”) as follows:

1.	The section of the Agreements titled “Stockholder Rights” is hereby amended in its entirety to read as follows:

You have the right to vote the shares of Restricted Stock and to receive any dividends declared or paid on such shares. Any stock distributions you receive with respect to unvested Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto. Any cash dividends paid on unvested Restricted Stock you hold on the record date for such dividend shall be paid to you in cash at the same time paid to other stockholders of the Company as of the record date for such dividend and shall not be subject to the conditions and restrictions applicable to the unvested Restricted Stock. Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before an appropriate book entry is made (or your certificate is issued).

Your Restricted Stock grant shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity.

2.	Except as set forth above in this Amendment, the Agreements shall remain in full force and effect.